FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Fund	Fidelity Short-Intermediate Municipal Income Fund
Trade Date	11/9/12
Settle Date	11/15/12
Security Name	NY MTA TRANSP 2008B-2 5% 11/21
CUSIP	59259YWV7
Price	123.3
Transaction Value	$4,932,000.00
Class Size	$ 172,020,000
% of Offering	2.325%
Underwriter Purchased From	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (1)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (2)	Duncan-Williams Inc.
Underwriting Members: (3)	Rice Financial Products Company
Underwriting Members: (4)	BofA Merrill Lynch
Underwriting Members: (5)	Barclays
Underwriting Members: (6)	Citigroup
Underwriting Members: (7)	Goldman, Sachs & Co.
Underwriting Members: (8)	J.P. Morgan
Underwriting Members: (9)	Jefferies
Underwriting Members: (10)	Morgan Stanley
Underwriting Members: (11)	Ramirez & Co., Inc.
Underwriting Members: (12)	Wells Fargo Securities
Underwriting Members: (13)	BB&T Captial Markets
Underwriting Members: (14)	Edward Jones
Underwriting Members: (15)	Fidelity Capital Markets
Underwriting Members: (16)	FirstSouthwest
Underwriting Members: (17)	Loop Captial Markets LLC
Underwriting Members: (18)	M.R.Beal & Company
Underwriting Members: (19)	Piper Jaffray & Co.
Underwriting Members: (20)	Raymond James Morgan Keegan
Underwriting Members: (21)	RBC Capital Markets.
Underwriting Members: (22)	Roosevelt & Cross Incorporated
Underwriting Members: (23)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (24)	TD Securities (USA) LLC